Exhibit 99.1
SUN RIVER ENERGY, INC. ANNOUNCES ACQUISITION OF KATY RESOURCES ETX, LLC ASSETS
Dallas, TX — (PRNewswire-FirstCall) — October 21, 2010 —Sun River Energy, Inc. (OTC:BB:SNRV). Sun River Energy, Inc. (the “Company” or “Sun River”) today announced it has entered into a definitive Purchase and Sale Agreement (“PSA”) with Katy Resources ETX, LLC (“Katy”) to acquire a majority of Katy’s operated oil and gas properties for $5.0 million in cash and $3.5 million in shares of the Company’s common stock, subject to adjustment.
     Under the PSA, Sun River will acquire leasehold assets which include three producing gas units and four lease prospects. There are four existing well-bores, of which three are currently producing. Total acreage held by production under this acquisition is 2,486 gross acres (1,361 net acres). In addition, there are 9,706 gross acres (7,549 net acres) within primary terms on multiple leases.
     The Company estimates total proved reserves of 17.0 billion cubic feet equivalent (“BCFE”) of natural gas under this acquisition, proved developed producing (“PDP”) reserves of 1.1 BCFE, proved developed non-producing (“PDNP”) reserves of 3.7 BCFE, and proved undeveloped (“PUD”) reserves of 12.2 BCFE. The net present value of future cash flows discounted at 10% from proved reserves is estimated to be $25.3 million. In addition to proved reserves, “3P” reserves are estimated at 89 BCFE and total potential resources are estimated at 270 BCFE. The Company estimates there are an aggregate of 253 additional drilling locations in the leasehold assets to be acquired.
     Sun River’s wholly owned subsidiary, Sun River Operating, Inc., will assume operations on all properties acquired under the PSA.
     The Company has substantially completed its due diligence under the PSA. The closing of the acquisition is subject to customary closing conditions and is expected to occur on or before December 31, 2010.
Donal R. Schmidt, Jr., the Company’s CEO and President, states:
     This acquisition allows Sun River to begin generating revenue. It also allows us to add proved producing oil and gas assets at a very attractive discounted price. We estimate the cost of acquiring proved reserves in this transaction at less than $0.70 per million cubic feet (“MCF”) of natural gas, which we believe is significantly less than the finding and development costs that would be incurred to replace the reserves.
     In addition, the overall leasehold position is in a very good neighborhood. We have leasehold in Angelina, Cherokee, Houston and Panola Counties. The geological pay packages overlaying the leases we are acquiring cover the Woodbine, the Pettit, the James Lime, the Travis Peak, the Cotton Valley and the Haynesville/Bossier formations. We expect to see Economic Ultimate Recoveries (“EUR”) from 1.5 BCFE to 2.5 BCFE on average, per vertical well. In addition, we will see some opportunity for selective horizontal drilling on an in-fill basis.
     I anticipate we will immediately complete the existing wells that are not producing in an effort to increase our short-term cash flow. Our team has already evaluated the assets potential and developed a 12 month development drilling plan. As a result, we are prepared to put these assets to work as soon as the acquisition is completed. We believe that our management’s experience and knowledge of the East Texas region makes this promising for Sun River on a long term basis.
About Sun River Energy, Inc.:

Sun River Energy, Inc. is a Dallas-based, development-stage oil and gas exploration and production company. For further information on the Company, please visit our website www.SunRiverEnergy.com.
Media Contact:
Gilbert Steedley
1-800-669-6511
Notice Regarding Forward-Looking Statements
This news release contains “forward-looking statements” (statements which are not historical facts) made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include, but are not limited to, the time to consummate the proposed acquisition; the risk that one or more conditions to closing the proposed transaction may not be satisfied; the timing and extent of changes in market conditions and prices for natural gas and oil; the timing and extent of the Company’s success in discovering, developing, producing and estimating reserves; the economic viability of, and the Company’s success in drilling, the Company’s ability to fund the acquisition of oil and gas assets and the Company’s planned capital investments; the Company’s future property acquisition or divestiture activities; increased competition; and any other factors listed in the reports the Company has filed and may file with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which reflect the Company’s expectations only as of the date they were made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.
The SEC requires natural gas and oil companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of natural gas and oil that by analysis of geoscience and engineering data can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations. In this news release, we use the term “potential resources” to describe the Company’s internal estimates of volumes of natural gas and oil that are not classified as proved reserves but are potentially recoverable through exploratory drilling or additional drilling or recovery techniques. This is a broader description of potentially recoverable volumes than probable and possible reserves, as defined by SEC regulations. Estimates of contingent resources are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by the Company. We believe our estimates of contingent resources and future drill locations are reasonable, but such estimates have not been reviewed by independent engineers. Estimates of contingent resources may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates.